UNITED STATES
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Washington, D.C. 20549
SCHEDULE 14A
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Hudson Global, Inc.

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Exhibit 99.1

For Immediate Release	Contact:	David F. Kirby
Hudson
212-351-7216
david.kirby@hudson.com

Hudson Global Reports 2017 Fourth Quarter and Full-Year Results

NEW YORK, NY - March 1, 2018 - Hudson Global, Inc. (Nasdaq: HSON), a leading global talent solutions company, today announced financial results for the fourth quarter and full-year ended December 31, 2017.

2017 Fourth Quarter Summary

•	Revenue of $121.6 million increased 21.2 percent from the fourth quarter of 2016, or 16.4 percent in constant currency.

•	Gross margin of $48.7 million increased 13.9 percent from the fourth quarter of 2016, or 8.7 percent in constant currency.

•
Net loss of $2.0 million, or $0.06 per basic and diluted share, including goodwill impairment in China of $1.9 million, compared with net loss of $0.3 million, or $0.01 per basic and diluted share, for the fourth quarter of 2016.

•	Adjusted EBITDA* of $1.9 million, net of $1.3 million of expenses related to the announced divestitures, compared with adjusted EBITDA of $0.9 million in the fourth quarter of 2016.

2017 Full-Year Summary

•	Revenue of $456.7 million increased 8.0 percent from 2016, or 7.9 percent in constant currency.

•	Gross margin of $186.7 million increased 7.1 percent from 2016, or 6.6 percent in constant currency.

•
Net loss of $2.9 million, or $0.09 per basic and diluted share, including goodwill impairment in China of $1.9 million, compared with net loss of $8.8 million, or $0.26 per basic and diluted share, in 2016.

•	Adjusted EBITDA* of $6.9 million, net of $2.1 million of expenses related to the announced divestitures, compared with adjusted EBITDA loss of $1.5 million in 2016.

* Adjusted EBITDA and EBITDA are defined in the segment tables at the end of this release.

"We delivered solid gross margin growth in the fourth quarter, with growth in every product line, including permanent recruitment, temporary contracting, recruitment process outsourcing (“RPO”) and talent management," said Stephen Nolan, chief executive officer at Hudson. "We are pleased to report positive adjusted EBITDA for the sixth consecutive quarter as well as positive cash flow from operations. For the 2017 year, we delivered revenue and gross margin growth, significantly improved adjusted EBITDA and positive operating cash flow."

Strategic Update

On December 17, 2017, Hudson announced it had entered into definitive sale agreements to sell its recruitment and talent management operations in Europe and Asia Pacific to strategic buyers in three transactions. Hudson intends to focus on its growing, global RPO business going forward. Under the terms of the agreements, Hudson will receive estimated proceeds of $41.2 million in cash, subject to adjustment.

The transactions are subject to the approval of the majority of the outstanding shares of Hudson. Hudson filed a definitive proxy statement with the SEC on February 13, 2018 seeking shareholder approval for the sale of substantially all of its assets as a result of the proposed transactions and has called a special meeting of shareholders for March 20, 2018 at 8:00 a.m. ET to obtain such shareholder approval. Subject to the receipt of shareholder approval and satisfaction of other customary closing conditions, the company expects to close the transactions at the end of March 2018.

Regional Highlights

Americas

In the fourth quarter of 2017, Hudson Americas' gross margin decreased 7 percent compared with the fourth quarter of 2016, as growth in the retained business was offset by a large contract that ended in the third quarter of 2017. EBITDA was $0.5 million in the fourth quarter, unchanged from a year ago. The region delivered adjusted EBITDA of $0.5 million for the fourth quarter, compared with adjusted EBITDA of $0.6 million a year ago.

Hudson Americas' gross margin in 2017 increased 6 percent in constant currency from 2016, with RPO growth driven by new client wins and increased business with existing clients. EBITDA was $1.6 million in 2017, compared with $0.8 million in 2016. Adjusted EBITDA was $1.8 million in 2017, compared with adjusted EBITDA of $1.2 million in 2016.

Asia Pacific

Hudson Asia Pacific's gross margin increased 19 percent in constant currency in the fourth quarter of 2017 compared with the same period in 2016. Gross margin growth across the region was led by Asia, up 23 percent, with strong growth in China and Singapore, up 37 percent and 36 percent respectively, from a year ago. Australia/New Zealand gross margin continued to grow, up 18 percent in the quarter, driven by double-digit growth in all product lines. EBITDA was $0.3 million in the fourth quarter, net of $1.9 million of goodwill impairment, compared with EBITDA of $0.0 million a year ago. Asia Pacific delivered adjusted EBITDA of $2.4 million, improving from adjusted EBITDA of $0.4 million in the fourth quarter of 2016.

In 2017, gross margin increased 9 percent in Hudson Asia Pacific in constant currency compared with 2016. Results were driven by 13 percent growth in temporary contracting and talent management, 12 percent growth in permanent recruitment, and 2 percent growth in RPO against 2016. Growth by country was led by Australia, up 6 percent, China, up 15 percent and Hong Kong, up 21 percent. EBITDA in 2017 was $2.5 million, net of $1.9 million of goodwill impairment, compared with an EBITDA loss of $0.3 million in 2016. Adjusted EBITDA was $6.7 million, improving from $2.6 million in 2016.

Europe

Hudson Europe's gross margin increased 0.3 percent in constant currency in the fourth quarter of 2017 compared with the fourth quarter of 2016. Gross margin growth was driven by Continental Europe, up 3 percent, led by growth in France, Poland, and Spain. In the U.K., gross margin declined 4 percent from the fourth quarter of 2016, as growth in talent management and RPO was offset by declines in recruitment. EBITDA was $1.5 million in the fourth quarter, compared with $0.3 million a year ago. Adjusted EBITDA was $1.9 million in the fourth quarter of 2017, improving from $1.3 million a year ago.

Hudson Europe's gross margin increased 4 percent in 2017 in constant currency compared with 2016. Continental Europe delivered 9 percent growth, driven by growth in Belgium, Spain, France and Poland, offset by the U.K., which was down 5 percent against 2016. In the U.K., growth in RPO and talent management of 4 percent and 21 percent, respectively, was offset by recruitment, down 8 percent from 2016. EBITDA was $4.6 million in 2017, compared with $1.1 million in 2016. Adjusted EBITDA was $7.1 million, compared with $4.2 million in 2016.

Liquidity and Capital Resources

The company ended the fourth quarter of 2017 with $43.1 million in liquidity, composed of $21.0 million in cash and $22.1 million in availability under its credit facilities. This compares with $16.8 million in cash and $20.1 million in availability under its credit facilities at the end of the third quarter of 2017. The company generated $6.0 million in cash flow from operations during the fourth quarter, compared with $5.6 million in the fourth quarter of 2016. The company had $7.1 million in outstanding borrowings at the end of the fourth quarter of 2017, primarily in Australia and the U.K.

Share Repurchase Program

During the fourth quarter, the company continued its share repurchase program which has an authorization of up to $10 million of the company’s common stock. The company purchased 106,644 shares for $0.2 million as part of its existing Rule 10b5-1 repurchase program during the fourth quarter. Since the inception of this program in the third quarter of 2015 through the end of the fourth quarter of 2017, the company has purchased 3,639,405 shares for $7.4 million.

Business Outlook

Given the expected timing of the pending sale transactions, the company will not provide guidance for the first quarter of 2018.

Conference Call/Webcast

Hudson will conduct a conference call today at 10:00 a.m. ET to discuss this announcement. Individuals wishing to listen can access the webcast on the investor information section of the company's web site at Hudson.com.

The archived call will be available on the investor information section of the company's web site at Hudson.com.

About Hudson

Hudson is a global talent solutions company with expertise in leadership and specialized recruitment, recruitment process outsourcing, talent management and contracting solutions. We help our clients and candidates succeed by leveraging our expertise, deep industry and market knowledge, and proprietary assessment tools and techniques. Operating around the globe through relationships with millions of specialized professionals, we bring an unparalleled ability to match talent with opportunities by assessing, recruiting, developing and engaging the best and brightest people for our clients. We combine broad geographic presence, world-class talent solutions and a tailored, consultative approach to help businesses and professionals achieve higher performance and outstanding results. More information is available at Hudson.com.

Forward-Looking Statements

This press release contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions' that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, Hudson’s ability to complete the sales of its recruitment and talent management operations in Europe and Asia Pacific on anticipated terms and timetable; the possibility that various closing conditions for the proposed sales may not be satisfied or waived; Hudson’s ability to obtain shareholder approval for the sale of substantially all of its assets as a result of the proposed sales; Hudson’s ability to achieve anticipated benefits from the proposed sales and operate successfully as a company focused on its RPO business; global economic fluctuations; the company’s ability to successfully achieve its strategic initiatives; risks related to fluctuations in the company's operating results from quarter to quarter; the ability of clients to terminate their relationship with the company at any time; competition in the company's markets; the negative cash flows and operating losses that may recur in the future; restrictions on the company's operating flexibility due to the terms of its credit facilities; risks associated with the company's investment strategy; risks related to international operations, including foreign currency fluctuations; the company's dependence on key management personnel; the company's ability to attract and retain highly skilled professionals; the company's ability to collect accounts receivable; the company’s ability to maintain costs at an acceptable level; the company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to providing uninterrupted service to clients; the company's exposure to employment-related claims from clients, employers and regulatory authorities, current and former employees in connection with the company’s business reorganization initiatives and limits on related insurance coverage; the company’s ability to utilize net operating loss carry-forwards; volatility of the company's stock price; the impact of government regulations; restrictions imposed by blocking arrangements; and risks related to potential acquisitions or dispositions of businesses by the company. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

This communication does not constitute a solicitation of a vote or proxy. In connection with the proposed transaction, Hudson has filed relevant materials with the SEC, including a proxy statement. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HUDSON AND THE PROPOSED TRANSACTION. The proxy statement and certain other relevant materials and other documents filed by Hudson with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain copies of these documents free of charge by written request Hudson Global, Inc., 1325 Avenue of the Americas, 12th Floor, New York, New York 10019 or by calling (212) 351-7300.

Participants in the Solicitation

Hudson and its executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the executive officers and directors of Hudson and the number of shares of Hudson’s common stock beneficially owned by such persons is set forth in the proxy statement for Hudson’s special meeting of stockholders which was filed with the SEC on February 13, 2018, and Hudson’s Annual Report on Form 10-K for the period ended December 31, 2017. Investors may obtain additional information regarding the direct and indirect interests of Hudson and its executive officers and directors in the transaction by reading the proxy statement regarding the transaction.

###
Financial Tables Follow

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue	$121,617	$100,314	$456,721	$422,744
Direct costs	72,884	57,540	269,985	248,327
Gross margin	48,733	42,774	186,736	174,417
Operating expenses:
Selling, general and administrative expenses	47,224	42,033	181,090	177,334
Depreciation and amortization	698	796	2,748	3,090
Business reorganization	76	616	712	1,580
Goodwill impairment	1,909	—	1,909	—
Total operating expenses	49,907	43,445	186,459	182,004
Operating income (loss)	(1,174)	(671)	277	(7,587)
Non-operating income (expense):
Interest income (expense), net	(86)	(93)	(403)	(357)
Other income (expense), net	1	198	(510)	(247)
Income (loss) before provision for income taxes from continuing operations	(1,259)	(566)	(636)	(8,191)
Provision for (benefit from) income taxes	759	(458)	2,284	742
Income (loss) from continuing operations	(2,018)	(108)	(2,920)	(8,933)
Income (loss) from discontinued operations, net of income taxes	13	(184)	(21)	143
Net income (loss)	$(2,005)	$(292)	$(2,941)	$(8,790)
Earnings (loss) per share:
Basic and diluted
Income (loss) from continuing operations	$(0.06)	$—	$(0.09)	$(0.27)
Income (loss) from discontinued operations	—	(0.01)	—	0.01
Net income (loss)	$(0.06)	$(0.01)	$(0.09)	$(0.26)
Weighted-average shares outstanding:
Basic	32,063	32,227	32,106	33,174
Diluted	32,063	32,227	32,106	33,174

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$21,040	$21,322
Accounts receivable, less allowance for doubtful accounts of $684 and $799, respectively	71,878	58,517
Prepaid and other	4,125	4,265
Current assets of discontinued operations	—	38
Total current assets	97,043	84,142
Property and equipment, net	6,251	7,041
Deferred tax assets, non-current	6,404	6,494
Other assets	1,942	4,135
Total assets	$111,640	$101,812
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,957	$4,666
Accrued expenses and other current liabilities	45,565	36,154
Short-term borrowings	7,080	7,770
Accrued business reorganization	919	1,756
Current liabilities of discontinued operations	56	233
Total current liabilities	60,577	50,579
Deferred rent and tenant improvement contributions	1,833	2,968
Income tax payable, non-current	2,231	2,211
Other non-current liabilities	3,847	4,169
Total liabilities	68,488	59,927
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized; issued 34,959 and 34,910 shares, respectively	34	34
Additional paid-in capital	483,558	482,265
Accumulated deficit	(443,419)	(440,478)
Accumulated other comprehensive income	10,709	6,931
Treasury stock, 3,800 and 3,145 shares, respectively, at cost	(7,730)	(6,867)
Total stockholders’ equity	43,152	41,885
Total liabilities and stockholders' equity	$111,640	$101,812

HUDSON GLOBAL, INC.
SEGMENT ANALYSIS - QUARTER TO DATE
(in thousands)
(unaudited)

For The Three Months Ended December 31, 2017	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$3,677	$77,341	$40,599	$—	$121,617
Gross margin, from external customers	$3,180	$25,049	$20,504	$—	$48,733
Adjusted EBITDA (loss) (1)	$517	$2,408	$1,856	$(2,914)	$1,867
Business reorganization expenses (recovery)	9	—	67	—	76
Stock-based compensation expense	23	16	56	262	357
Impairment of long-lived assets	—	1,909	—	—	1,909
Non-operating expense (income), including corporate administration charges	25	229	268	(522)	—
EBITDA (loss) (1)	$460	$254	$1,465	$(2,654)	$(475)
Depreciation and amortization expenses					698
Interest expense (income), net					86
Provision for (benefit from) income taxes					759
Income (loss) from continuing operations					(2,018)
Income (loss) from discontinued operations, net of income taxes					13
Net income (loss)					$(2,005)

For The Three Months Ended December 31, 2016	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$3,901	$59,122	$37,291	$—	$100,314
Gross margin, from external customers	$3,400	$20,524	$18,850	$—	$42,774
Adjusted EBITDA (loss) (1)	$587	$373	$1,302	$(1,355)	$907
Business reorganization expenses (recovery)	2	(24)	606	32	616
Stock-based compensation expense	27	(4)	13	130	166
Non-operating expense (income), including corporate administration charges	100	383	378	(1,059)	(198)
EBITDA (loss) (1)	$458	$18	$305	$(458)	$323
Depreciation and amortization expenses					796
Interest expense (income), net					93
Provision for (benefit from) income taxes					(458)
Income (loss) from continuing operations					(108)
Income (loss) from discontinued operations, net of income taxes					(184)
Net income (loss)					$(292)

1.
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) and non-GAAP earnings before interest, income taxes, depreciation and amortization, non-operating income, goodwill and other impairment charges, business reorganization expenses and other expenses (“Adjusted EBITDA”) are presented to provide additional information about the company's operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. Furthermore, EBITDA and adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON GLOBAL, INC.
SEGMENT ANALYSIS - QUARTER TO DATE (continued)
(in thousands)
(unaudited)

For The Three Months Ended September 30, 2017	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$4,044	$76,509	$37,555	$—	$118,108
Gross margin, from external customers	$3,668	$25,407	$18,170	$—	$47,245
Adjusted EBITDA (loss) (1)	$579	$2,338	$621	$(2,236)	$1,302
Business reorganization expenses (recovery)	—	—	477	—	477
Stock-based compensation expense	20	24	45	140	229
Non-operating expense (income), including corporate administration charges	76	629	479	(1,063)	121
EBITDA (loss) (1)	$483	$1,685	$(380)	$(1,313)	$475
Depreciation and amortization expenses					697
Interest expense (income), net					110
Provision for (benefit from) income taxes					500
Income (loss) from continuing operations					(832)
Income (loss) from discontinued operations, net of income taxes					(16)
Net income (loss)					$(848)

For The Three Months Ended March 31, 2017	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$4,315	$59,710	$39,380	$—	$103,405
Gross margin, from external customers	$3,836	$19,735	$18,861	$—	$42,432
Adjusted EBITDA (loss) (1)	$334	$121	$1,493	$(1,594)	$354
Business reorganization expenses (recovery)	(92)	—	336	(22)	222
Stock-based compensation expense	33	6	43	109	191
Non-operating expense (income), including corporate administration charges	59	848	235	(761)	381
EBITDA (loss) (1)	$334	$(733)	$879	$(920)	$(440)
Depreciation and amortization expenses					666
Interest expense (income), net					88
Provision for (benefit from) income taxes					155
Income (loss) from continuing operations					(1,349)
Income (loss) from discontinued operations, net of income taxes					35
Net income (loss)					$(1,314)

1.
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) and non-GAAP earnings before interest, income taxes, depreciation and amortization, non-operating income, goodwill and other impairment charges, business reorganization expenses and other expenses (“Adjusted EBITDA”) are presented to provide additional information about the company's operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. Furthermore, EBITDA and adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON GLOBAL, INC.
SEGMENT ANALYSIS - YEAR TO DATE
(in thousands)
(unaudited)

For The Year Ended December 31, 2017	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$16,196	$282,824	$157,701	$—	$456,721
Gross margin, from external customers	$14,420	$93,623	$78,693	$—	$186,736
Adjusted EBITDA (loss) (1)	$1,834	$6,731	$7,051	$(8,676)	$6,940
Business reorganization expenses (recovery)	(82)	1	815	(22)	712
Stock-based compensation expense	96	69	189	940	1,294
Impairment of long-lived assets	—	1,909	—	—	1,909
Non-operating expense (income), including corporate administration charges	242	2,248	1,464	(3,444)	510
EBITDA (loss) (1)	$1,578	$2,504	$4,583	$(6,150)	$2,515
Depreciation and amortization expenses					2,748
Interest expense (income), net					403
Provision for (benefit from) income taxes					2,284
Income (loss) from continuing operations					(2,920)
Income (loss) from discontinued operations, net of income taxes					(21)
Net income (loss)					$(2,941)

For The Year Ended December 31, 2016	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$15,561	$236,839	$170,344	$—	$422,744
Gross margin, from external customers	$13,609	$84,126	$76,682	$—	$174,417
Adjusted EBITDA (loss) (1)	$1,209	$2,614	$4,194	$(9,485)	$(1,468)
Business reorganization expenses (recovery)	(39)	248	1,387	(16)	1,580
Stock-based compensation expense	108	161	206	974	1,449
Non-operating expense (income), including corporate administration charges	370	2,543	1,537	(4,203)	247
EBITDA (loss) (1)	$770	$(338)	$1,064	$(6,240)	$(4,744)
Depreciation and amortization expenses					3,090
Interest expense (income), net					357
Provision for (benefit from) income taxes					742
Income (loss) from continuing operations					(8,933)
Income (loss) from discontinued operations, net of income taxes					143
Net income (loss)					$(8,790)

1.
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) and non-GAAP earnings before interest, income taxes, depreciation and amortization, non-operating income, goodwill and other impairment charges, business reorganization expenses and other expenses (“Adjusted EBITDA”) are presented to provide additional information about the company's operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. Furthermore, EBITDA and adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON GLOBAL, INC.
RECONCILIATION FOR CONSTANT CURRENCY
(in thousands)
(unaudited)

The company operates on a global basis, with the majority of its gross margin generated outside of the United States. Accordingly, fluctuations in foreign currency exchange rates can affect its results of operations. Constant currency information compares financial results between periods as if exchange rates had remained constant period-over-period. The company currently defines the term “constant currency” to mean that financial data for a previously reported period are translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the current period. Changes in revenue, gross margin, selling, general and administrative expenses ("SG&A"), business reorganization expenses and other non-operating income (expense), operating income (loss) and EBITDA (loss) include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends. The company believes that these calculations are a useful measure, indicating the actual change in operations. There are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings.

	For The Three Months Ended December 31,
	2017	2016
	As	As	Currency	Constant
	reported	reported	translation	currency
Revenue:
Hudson Americas	$3,677	$3,901	$11	$3,912
Hudson Asia Pacific	77,341	59,122	1,276	60,398
Hudson Europe	40,599	37,291	2,907	40,198
Total	$121,617	$100,314	$4,194	$104,508
Gross margin:
Hudson Americas	$3,180	$3,400	$9	$3,409
Hudson Asia Pacific	25,049	20,524	475	20,999
Hudson Europe	20,504	18,850	1,590	20,440
Total	$48,733	$42,774	$2,074	$44,848
SG&A (1):
Hudson Americas	$2,681	$2,836	$5	$2,841
Hudson Asia Pacific	22,596	20,065	426	20,491
Hudson Europe	18,772	17,651	1,450	19,101
Corporate	3,174	1,481	—	1,481
Total	$47,223	$42,033	$1,881	$43,914
Business reorganization expenses:
Hudson Americas	$9	$2	$—	$2
Hudson Asia Pacific	—	(24)	1	(23)
Hudson Europe	67	606	44	650
Corporate	—	32	—	32
Total	$76	$616	$45	$661
Operating income (loss):
Hudson Americas	$484	$552	$5	$557
Hudson Asia Pacific	81	(53)	37	(16)
Hudson Europe	1,557	419	81	500
Corporate	(3,296)	(1,589)	—	(1,589)
Total	$(1,174)	$(671)	$123	$(548)
EBITDA (loss):
Hudson Americas	$460	$458	$(5)	$453
Hudson Asia Pacific	254	18	59	77
Hudson Europe	1,465	305	58	363
Corporate	(2,654)	(458)	—	(458)
Total	$(475)	$323	$112	$435

Note: Certain prior year amounts have been reclassified to conform to the current period presentation.

1.	SG&A is a measure that management uses to evaluate the segments’ expenses.

HUDSON GLOBAL, INC.
RECONCILIATION FOR CONSTANT CURRENCY (continued)
(in thousands)
(unaudited)

	For The Year Ended December 31,
	2017	2016
	As	As	Currency	Constant
	reported	reported	translation	currency
Revenue:
Hudson Americas	$16,196	$15,561	$22	$15,583
Hudson Asia Pacific	282,824	236,839	5,796	242,635
Hudson Europe	157,701	170,344	(5,400)	164,944
Total	$456,721	$422,744	$418	$423,162
Gross margin:
Hudson Americas	$14,420	$13,609	$19	$13,628
Hudson Asia Pacific	93,623	84,126	1,442	85,568
Hudson Europe	78,693	76,682	(729)	75,953
Total	$186,736	$174,417	$732	$175,149
SG&A (1):
Hudson Americas	$12,712	$12,495	$11	$12,506
Hudson Asia Pacific	86,716	81,409	1,188	82,597
Hudson Europe	72,047	72,978	(913)	72,065
Corporate	9,615	10,452	—	10,452
Total	$181,090	$177,334	$286	$177,620
Business reorganization expenses:
Hudson Americas	$(82)	$(39)	$—	$(39)
Hudson Asia Pacific	1	248	—	248
Hudson Europe	815	1,387	(2)	1,385
Corporate	(22)	(16)	—	(16)
Total	$712	$1,580	$(2)	$1,578
Operating income (loss):
Hudson Americas	$1,818	$1,090	$8	$1,098
Hudson Asia Pacific	3,041	454	209	663
Hudson Europe	5,370	1,709	210	1,919
Corporate	(9,952)	(10,840)	—	(10,840)
Total	$277	$(7,587)	$427	$(7,160)
EBITDA (loss):
Hudson Americas	$1,578	$770	$7	$777
Hudson Asia Pacific	2,504	(338)	221	(117)
Hudson Europe	4,583	1,064	142	1,206
Corporate	(6,150)	(6,240)	—	(6,240)
Total	$2,515	$(4,744)	$370	$(4,374)

1.	SG&A is a measure that management uses to evaluate the segments’ expenses.